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                                   Exhibit 21

Subsidiaries of News Communications, Inc.:

Name                               State of Incorporation
News Communications, Inc.          Nevada
Dan's Papers, Inc.                 New York
Capitol Hill Publishing Corp.      New York
Tribco Inc.                        New York
Parkchester Publishing Co., Inc.   New York
NCNG Liquidating Corp.             New York
SSP Liquidating, Inc.              New York